EXHIBIT 99.1

Kinetic Concepts, Inc.
Announces Plans to Declassify Its Board of Directors

May 16, 2011 (Business Wire) – Kinetic Concepts, Inc. (NYSE: KCI) announced today that the Board of Directors of KCI has determined that it will amend KCI’s By-Laws prior to the 2012 annual meeting of shareholders to declassify the Board of Directors.  KCI’s By-Laws currently provide that the directors are divided into three classes, with each class serving three-year terms and only one class elected each year.  The amendment will provide that beginning with the 2012 annual meeting each director whose term is expiring shall be elected for a one-year term. Consistent with Texas law and KCI’s current governing charter and By-laws, existing directors will serve out their remaining terms.

About KCI

Kinetic Concepts, Inc. is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world. The company employs 7,100 people and markets its products in more than 20 countries. For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Kinetic Concepts, Inc.

Media:
Kevin Belgrade
Wireless: 210-216-1236
kevin.belgrade@kci1.com
or
Investors:
Todd Wyatt, 210-255-6157
Wireless: 210-347-3540
todd.wyatt@kci1.com